Exhibit  99.1
En Pointe Technologies, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2008.

— 2008 fiscal year earnings increase $2.0 million to $0.51 per basic and $0.50 per diluted share on sale of majority interest in services business.
— 2008 fiscal year gross profits hold steady at $43.8 million.
— 2008 fiscal year net sales decrease 13.4% to $300.5 million from 2007 fiscal year.
— 2008 fourth quarter net sales decrease $34.0 million to $63.1 million from prior year fourth quarter.
— 2008 fourth quarter gross profits decrease $4.1 million to $7.7 million from prior year fourth quarter.

Los Angeles, CA – December 15, 2008 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its fourth quarter and fiscal year ended September 30, 2008.  Total net sales in the fourth quarter of fiscal 2008 decreased 35.0% to $63.1 million when compared to the $97.0 million reported for the fourth quarter of fiscal 2007.  For the year ended September 30, 2008, total net sales decreased $46.7 million, or 13.4%, to $300.5 million from $347.1 million reported in the prior fiscal year.  The net sales decline was from a combination of a cutback in major customer’s orders, loss of some major customers affected by the instability in the financial industry and the sale of a majority interest in the Company’s services business in July 2008.  En Pointe’s gross profits increased by $0.2 million to $43.8 million for the fiscal year 2008 as compared to $43.6 million reported in fiscal year 2007.

En Pointe incurred an operating loss in the fourth quarter of fiscal 2008 of $6.9 million as compared with $0.4 million operating income in the fourth quarter of fiscal 2007.  The decrease was due chiefly to increases in the provision for bad debt expense and added compensation costs in connection with the sale of a majority interest in the services business.

As previously announced En Pointe through its wholly-owned subsidiary, En Pointe Technologies Sales, Inc. (“SalesCo”) sold an 80.5% interest in its information technology services business for a combination of stock and cash with a total face value at closing of approximately $24.0 million.  The securities portion of the consideration has been adjusted down by $6.0 million for the restricted nature of the stock and the decline in value between July and September 2008, which has resulted in an adjusted gain on the sale of $17.4 million after related costs of $0.6 million have been considered.  Of the $17.4 million gain, $15.4 million has been recognized in the September 2008 quarter with the balance of $2.0 million deferred until collected.

Other income amounted to $14.7 million for the fiscal year 2008, which was principally from the $15.4 million gain on the sale of the majority interest in the services business reduced by other non-operating losses.

As a result of the gain on the sale of the majority interest in the services business, net income for the fourth quarter of fiscal 2008 increased by $5.4 million to $6.1 million, or $0.86 per basic and $0.85 per diluted share, as compared with a net income of $0.7 million, or $0.10 per basic and diluted share, reported in the fourth quarter of fiscal 2007.  For the year ended September 30, 2008, En Pointe reported net income of $3.6 million, or $0.51 per basic and $0.50 per diluted share, as compared with $1.6 million, or $0.23 per basic and $0.22 per diluted share, reported in fiscal 2007.

Bob Din, CEO of En Pointe said, “The electronics market is becoming increasingly challenging due to difficult economic conditions, financial market upheaval and tightening credit availability for our customers.  Mr. Din added, “We are mindful as we go forward that the U.S. economy will continue to be a difficult for the sale of information technology products but are committed to meeting the challenges of the future, as we always have been.”

Operating Highlights

Gross profits for fiscal year 2008 increased $0.2 million to $43.8 million, as compared with fiscal year 2007, helped by the Company’s product margin improvement.  En Pointe’s services gross profits decreased by $1.2 million in fiscal 2008 due to the absence of significant service revenues in the quarter ended September 30, 2008 as a result of the sale of the majority interest in the services business.

Total selling, general and administrative expenses, as a percent of net sales increased to 17.5% in fiscal year 2008 from 12.2% in the prior fiscal year.  Fourth quarter fiscal 2008 selling, general and administrative expenses were 23.1% of net sales, as compared with 11.6% in the fourth quarter of fiscal 2007.

Asset Management

At September 30, 2008, the Company’s balance sheet contained $3.7 million of cash and an unused credit line of $23.5 million after taking into consideration available collateral.  Accounts receivable decreased by $25.9 million at September 30, 2008 as compared to the prior year due to declining sales in part as a result of the sale of a majority interest in the services business.  At September 30, 2008, long-term debt remained low at $0.5 million while stockholders’ equity climbed to $25.7 million.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, and services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.
En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 337-5212
Fax: (310) 337-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 337-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	September 30,
	2008	2007
ASSETS:
Current assets:
Cash	$3,691	$6,000
Restricted cash	70	76
Short term cash investment	--	1,000
Accounts receivable, net	35,448	61,391
Due from affiliate	3,586	--
Inventories, net	5,858	8,768
Prepaid expenses and other current assets	1,274	1,548
Total current assets	49,887	78,783

Property and equipment, net of accumulated
depreciation and amortization	4,202	5,022

Other assets	13,709	2,201
Total assets	$67,798	$86,006

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$15,817	$19,034
Borrowings under line of credit	7,840	30,314
Accrued liabilities	9,798	6,177
Accrued taxes and other liabilities	6,252	6,814
Total current liabilities	39,707	62,339
Long term liabilities	475	447
Total liabilities	40,182	62,786

Non-controlling interest	1,962	1,957

Total stockholders' equity	25,654	21,263
Total liabilities and stockholders' equity	$67,798	$86,006

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Year ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales:
Product	$60,210	$85,285	$260,004	$299,335
Service	2,874	11,756	40,458	47,791
Total net sales	63,084	97,041	300,462	347,126
Cost of sales:
Product	53,866	78,654	233,291	274,128
Service	1,565	6,683	23,332	29,447
Total cost of sales	55,431	85,337	256,623	303,575
Gross profit:
Product	6,344	6,631	26,712	25,207
Service	1,309	5,073	17,176	18,344
Total gross profit	7,653	11,704	43,839	43,551

Selling and marketing expenses	9,964	8,302	37,615	30,565
General and administrative expenses	4,595	2,965	15,054	11,871
Operating (loss) income	(6,906)	437	(8,830)	1,115

Interest income, net	32	76	54	297
Other income net	15,274	10	14,708	79
Income before income taxes and non-controlling interest	8,400	523	5,932	1,491
Provision for income taxes	2,121	(232)	2,148	(203)
Income before non-controlling interest and loss from equity investment	6,279	755	3,784	1,694
Loss from equity investment	(152)	--	(152)	--
Non-controlling interest	13	(26)	(5)	(68)
Net income (loss) per share:	$6,140	$729	$3,627	$1,626
Basic	$0.86	$0.10	$0.51	$0.23
Diluted	$0.85	$0.10	$0.50	$0.22

Weighted average shares outstanding:
Basic	7,160	7,158	7,160	7,145
Diluted	7,263	7,462	7,263	7,456